Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-74217) of Community Trust Bancorp, Inc. of our report dated June 29, 2010, on our audits of the statements of net assets available for benefits of Community Trust Bancorp, Inc. Savings Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in this Annual Report on Form 11-K of the Community Trust Bancorp, Inc. Savings Plan for the year ended December 31, 2009.

/s/ BKD, LLP
Louisville, Kentucky
June 29, 2010